                        INNOVA CORPORATION AND SUBSIDIARY
                  PRO FORMA INCOME (LOSS) PER SHARE CALCULATION
                             WITH SAB 83 ADJUSTMENT


                                  EXHIBIT 11.1


                                                            THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                 SEPT. 30,                                SEPT. 30,
                                                      --------------------------------         ---------------------------------
                                                          1997                1996                 1997                 1996
                                                      ------------        ------------         ------------         ------------

Net income (loss)                                     $    389,558        $( 2,310,856)        $( 2,622,989)        $( 8,199,087)

Assumed conversion of all Redeemable
Preferred Stock at closing of IPO                        8,682,287           8,682,267            8,682,287            8,682,287

Common shares outstanding at beginning
of period                                                  956,719             933,788              941,334              867,708

Sale of common stock for cash                            3,162,500                  --            3,162,500                   --
   Months outstanding                                          2.0                  --                  2.0                   --

Exercise of options and warrants (Note)                    222,254               6,745              237,639               72,825
   Months outstanding                                          1.0                 1.5                  2.0                  4.5

Dilutive effect of stock options and warrants:
   - dilutive for net loss period (SAB 83
   effect included in adjustment below)                  3,706,338                  --                   --                   --

   Common shares outstanding at end of                  13,023,760             940,533           13,023,760              940,533
period

Weighted average outstanding common stock               15,258,217           9,619,448           10,278,706            9,586,408
                                                      ------------        ------------         ------------         ------------

SAB 83 adjustment                                          472,791             472,791              320,322              472,791
                                                      ------------        ------------         ------------         ------------

Shares used in computing pro forma
income (loss) per share                                 15,731,008          10,092,239           10,599,028           10,059,199
                                                      ------------        ------------         ------------         ------------

        Pro forma income (loss) per share             $       0.02        $(      0.23)        $(      0.25)        $(      0.82)
                                                      ------------        ------------         ------------         ------------


(Note) Outstanding prior to exercise included in SAB 83 adjustment below


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